UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___________)*


GRAPHICS TECHNOLOGIES, INC.
(Name of Issuer)

COMMON SHARES
(Title of Class of Securities)

92824Q103
(CUSIP Number)

DECEMBER 31, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
[X]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

CUSIP No. 92824Q103

1.	Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	SCHWAB CAPITAL MARKETS L.P.         TAX ID: 94-3351075


2. 	Check the Appropriate Box if a Member of a Group

	(a)	NA

	(b)	NA

3.	SEC Use Only ............................................

4.	Citizenship or Place of Organization.
	NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With

5.	Sole Voting Power
	2,729,520

6.	Shared Voting Power
	NA

7.	Sole Dispositive Power
	2,729,520

8.	Shared Dispositive Power
	NA

9.	Aggregate Amount Beneficially Owned by Each Reporting Person
	2,729,520

10.	Check if the Aggregate Amount in Row (11) Excludes Certain
	Shares
	NA

11.	Percent of Class Represented by Amount in Row (11)
	6.6%


12.	Type of Reporting Person (See Instructions)
	BD



Item 1.

(a)	Name of Issuer
	GRAPHICS TECHNOLOGIES, INC.

(b)	Address of Issuer
	6690 SHADY OAK ROAD, EDEN PRAIRIE,MN 55344

Item 2.

(a)	Name of Filer
	SCHWAB CAPITAL MARKETS L.P.

(b)	Address of Filer
	111 PAVONIA AVENUE EAST, JERSEY CITY, NJ 07310

(c)	Citizenship
	NEW JERSEY

(d)	Title of Class of Security
	COMMON SHARES

(e)	CUSIP Number
	92824Q103


Item 3.	If this statement is filed pursuant to 240.13d-1(b) or
	240.13d-2(b) or (c), check whether the person filing is a:

(a)	[X]	Broker or dealer registered under section 15 of
		the Act (15 U.S.C. 78o).

(b)	[ ]	Bank as defined in section 3(a)(6) of the Act
		(15 U.S.C. 78c).

(c)	[ ]	Insurance company as defined in section 3(a)(19)
		of the Act (15 U.S.C. 78c).

(d)	[ ]	Investment company registered under section 8 of
		the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	[ ]	An investment adviser in accordance with
		240.13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in
		accordance with 240.13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in
		accordance with  240.13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings associations as defined in Section 3(b)
		of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of
		an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(J).


Item 4.	Ownership.

(a)	Amount beneficially owned: 2,729,520

(b)	Percent of class:   6.6%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
		2,729,520

	(ii)	Shared power to vote or to direct the vote
		NA

	(iii)	Sole power to dispose or to direct the disposition of
		2,729,520

	(iv)	Shared power to dispose or to direct the disposition
		of.
		NA

	Amount beneficially owned as of the end of the most recent month: 6,065,737

Item 5.	Ownership of Five Percent or Less of a Class
	NA

Item 6.	Ownership of More than Five Percent on Behalf of Another
	Person.
	NA

Item 7.	Identification and Classification of the Subsidiary Which
	Acquired the Security Being Reported on By the
	Parent Holding Company
	NA

Item 8.	Identification and Classification of Members of the Group
	NA

Item 9.	Notice of Dissolution of Group
	NA

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 9, 2001

SCHWAB CAPITAL MARKETS L.P.